Exhibit 99.1

2008-6

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON AWARDED $235 MILLION CONTRACT FOR SUBSEA EQUIPMENT OFFSHORE CANADA

HOUSTON (April 30, 2008) — Cameron (NYSE: CAM) has been awarded a contract worth approximately $235 million to engineer, construct and provide installation support for subsea systems for the North Amethyst project, a tieback development that is part of the White Rose oil field offshore Newfoundland and Labrador, Canada.

Under the contract, Cameron will provide 13 subsea wellheads and Christmas trees, control systems, manifold components, flowline connection systems, and engineering and project management support. Initial equipment deliveries are slated to begin in the first quarter of 2009, with installation to be completed by year-end 2009.

Cameron President and Chief Executive Officer Jack B. Moore said, “We have provided more than 20 subsea production systems for the initial stages of the development of the White Rose Field, and we welcome the opportunity to continue our support in this region.”

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future revenues of the Company resulting from this contract made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from those described in forward-looking statements. These statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company. Such factors include the Company’s ability to successfully manufacture and deliver, and the customer’s acceptance of, the subsea systems ordered.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.